                                                                      Exhibit 23

                       CONSENT OF KPMG PEAT MARWICK LLP


The Board of Directors
FMC Corporation

We consent to incorporation by reference in Registration Statement Nos. 33-7749, 33-10661 and 33-18383 on Form S-8 and Registration Statement Nos. 33-45648 and 33-62415 on Form S-3 of FMC Corporation and consolidated subsidiaries of our report dated January 20, 1998, relating to the consolidated balance sheets of FMC Corporation and consolidated subsidiaries as of December 31, 1997 and 1996, and the related consolidated statement of income, cash flows and changes in stockholders' equity for each of the years in the three-year period ended December 31, 1997, which report is incorporated by reference in the December 31, 1997 annual report on Form 10-K of FMC Corporation and consolidated subsidiaries.

                             /s/ KPMG PEAT MARWICK LLP

Chicago, Illinois
March 13, 1998